EXHIBIT 10.13

MASTER HASHRATE PURCHASE AND SALE AGREEMENT

dated as of ("Effective Date")

BitMine Immersion Technologies, Inc.		Luxor Technology Corporation

(“Seller”)	and	(“Purchaser”)

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Hashrate Purchase and Sale Agreement (the “Master Agreement”). Each Transaction will be evidenced by an agreement executed between Seller and Purchaser in the form attached hereto as Exhibit A (each a “Confirmation”). This Master Agreement and each Confirmation are collectively referred to as the “Agreement”. Seller and Purchaser are each referred to in this Confirmation individually as a “Party” and collectively as the “Parties.”

Accordingly, Seller and Purchaser agree as follows:

1.	Definitions

a.	“Adjusted Daily Delivery Return Amount” has the meaning set forth in Section 3.

b.	"Bitcoin Hashprice” is an amount, expressed in units of Bitcoin per Hashrate per day, equal to the expected amount of Bitcoin that would be generated in one day through Bitcoin Mining at a given Hashrate, taking into account network difficulty, the Bitcoin block subsidy and transaction fees.

c.	“Bitcoin Mining” means the process of generating new Bitcoin by validating and adding new transactions to the Bitcoin blockchain, through the competitive process of solving mathematically intensive cryptographic problems.

d.	“Calculation Agent” has the meaning set forth in Section 9.

e.	"Collateral” means the Bitcoin that is posted by Seller as collateral for the performance of its obligations under this Master Agreement.

f.	“Confirmation” has the meaning specified in the preamble.

g.	“Daily Delivered Bitcoin” means, with respect to a Transaction, for any Day during the Delivery Period, the amount of Bitcoin generated in the Sub-account through the Hashrate delivered by Seller.

h.	“Daily Delivery Quota” means, for any Day, the the Transaction Value divided by the Duration, for each Transaction.

i.	“Daily Hashrate” means the amount of Petahash, on the Bitcoin network, the Seller is obligated to deliver to the Purchaser on a daily basis pursuant to a Confirmation.

j.	"Day” means the 24-hour period from 0:00 UTC to 23:59:59 UTC.

k.	“Defaulting Party” has the meaning set forth in Section 3.

l.	“Delivery Excess” means when, for any Day during the Delivery Period of a Transaction, the Daily Delivered Bitcoin with respect to such Transaction for such Day is greater than the Daily Delivery Quota.

m.	“Delivery Excess Payment” means, with respect to any Day for which a Delivery Excess occurred, the amount of Bitcoin equal to the Daily Delivered Bitcoin minus the Daily Delivery Quota.

n.	"Delivery Period” means, with respect to each Transaction, the term of the Transaction, beginning on the Start Date and ending on the earlier of (i) the End Date and (ii) the Early Termination Date (if applicable).

o.	“Delivery Point” means the point at which the Hashrate will be delivered and received, as specified in the Transaction. Unless otherwise specified in a Confirmation, the Delivery Point shall be the Sub-account.

p.	“Delivery Shortfall” means when, for any Day during the Delivery Period of a Transaction, the Daily Delivered Bitcoin with respect to such Transaction for such Day is less than the Daily Delivery Quota.

q.	“Delivery Shortfall Amount” means, with respect to any Day for which a Delivery Shortfall occurred, the amount of Bitcoin equal to the Daily Delivery Quota minus the Daily Delivered Bitcoin.

r.	"Duration” means, the quantity of Days, from Start Date through End Date, for each Transaction.

s.	“Early Termination Date” has the meaning set forth in Section 16.

t.	“End Date” means, for a Transaction month, the last day that a Transaction occurs during such month.

u.	“Event of Default” has the meaning ascribed to it in Section 15.

v.	“Hashprice” the expected value of 1 TH/s of hashing power per day, expressed in increments of $0.000000001 BTC.

w.	“Hashrate” means a measure of the computational power on the Bitcoin network as determined by the number of guesses per second.

x.	“Initial Payment Amount” means, for each Transaction, the amount specified in the Confirmation for such Transaction, which amount shall be equal to the Transaction Value for such Transaction minus the Residual Amount applicable to such Transaction.

y.	“Luxor Bitcoin Hashprice Index Daily Reference Rate” means, for any Day, [an amount, expressed in units of Bitcoin per Hashrate per Day, that is calculated by measuring the Bitcoin Hashprice every 15 seconds during such Day, averaging such measurements, and multiplying such average by 86,400.]

z.	“Luxor Pool Account” means a Bitcoin Mining pool account, owned and operated by Purchaser.

aa.	“Minimum Transfer Amount” has the meaning set forth in Section 3.

bb.	“Mining Equipment” means any hardware utilized by the Seller in the ordinary course of business to engage in Bitcoin Mining.

cc.	“Non-Defaulting Party” has the meaning set forth in Section 16.

dd.	“Petahash” means the unit of computing power equal to 1,000 terahash.

ee.	“Representatives” means a Party’s employees, accountants, auditors, advisors, consultants, lenders, investors, and potential investors.

ff.	“Residual Amount” means, for each Transaction, the amount of Bitcoin specified in the applicable Confirmation.

gg.	“Settlement Time” has the meaning set forth in Section 3.

hh.	“Start Date” means, for a specific month, the first day that a Transaction occurs during such month.

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ii.	“Sub-account” means a segregated account within a Luxor Pool Account that is specifically assigned to Seller.

jj.	"Substitute Calculation Agent” has the meaning set forth in Section 10.

kk.	“Terminated Transaction” has the meaning set forth in Section 16.

ll.	“Termination Payment” means an amount that is owed by Seller to Purchaser upon the early termination of a Transaction, which amount shall equal A x (B / C), where:

A = the Transaction Value applicable to such Transaction;

B = the number of Days remaining in the Delivery Period of such Transaction on the Early Termination Date of the Transaction; and

C = the total number of Days in the Delivery Period of such Transaction.

mm.	“Transaction” has the meaning specified in the preamble.

nn.	“Transaction Value” means, for each Transaction, the amount of Bitcoin set forth on the Confirmation for such Transaction.

oo.	“Transfer” means, with respect to any Collateral and in accordance with the instructions of the Seller or Custodian, as applicable:

i.	in the case of Bitcoin (”BTC”), delivery by transfer into the wallet address specified by the recipient.

pp.	“Units” means, for each Transaction, the product of the Daily Hashrate applicable to such Transaction multiplied by the total of days in the term of such Confirmation.

qq.	“UTC” means Coordinated Universal Time.

2.	Hashrate Purchase and Sale. With respect to each Transaction, Seller shall sell and deliver, or cause to be delivered, and Purchaser shall purchase and receive, or cause to be received, on each Day during the Delivery Period, an amount of Hashrate such that the Daily Delivered Bitcoin equals or exceeds the Daily Delivery Quota. In exchange for Seller’s Delivery of the Hashrate, Purchaser shall pay Seller the Transaction Value and make the payments and transfers described in the Confirmation below, subject to the conditions and requirements in the Confirmation. Seller shall be responsible for any costs or charges imposed on or associated with the Hashrate or its delivery of the Hashrate up to the Delivery Point. Purchaser shall be responsible for any costs or charges imposed on or associated with the Hashrate or its receipt at and from the Delivery Point. Seller shall arrange and be responsible for transmitting the Hashrate to the Delivery Point. Purchaser shall arrange and be responsible for receiving the Hashrate at the Delivery Point. If Purchaser fails to receive all or part of the Daily Hashrate pursuant to a Transaction and such failure is not excused by Seller’s failure to perform, then Purchaser shall continue to pay Seller the Daily Delivery Return Amount without regard to Purchaser’s failure to receive the Daily Hashrate.

3.	Payment and Collateral Requirements.

a.	Security interest. As security for the prompt and complete payment of all amounts due or that may now or hereafter become due from Seller to Purchaser and the performance by Seller of all covenants and obligations to be performed by it pursuant to this Master Agreement, all outstanding Transactions and any other documents, instruments or agreements executed in connection therewith, Seller hereby pledges, assigns, conveys and transfers to Purchaser, and hereby grants to Purchaser a present and continuing security interest in and to, and a general first lien upon and right of set off against, all Collateral which has been or may in the future be Transferred to, or received by, Purchaser all dividends, interest, and other proceeds from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the foregoing, and Seller agrees to take such action as Purchaser reasonably requests in order to perfect Purchaser's continuing security interest in, and lien on (and right of setoff against), such Collateral.

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b.	Collateral Requirement. With respect to each Transaction, on the Start Date, Seller shall Transfer, or cause to be Transferred, an amount of Collateral equal to the Residual Amount. Residual Amounts will be calculated based on Luxor Bitcoin Hashprice Forwards Margin Requirements, Policies, and Procedures in Exhibit C. All Collateral that is posted or Transferred by Seller shall remain the property of Seller; provided that, Collateral used to satisfy payment obligations of Seller to Purchaser shall become property of Purchaser when duly Transferred to Purchaser.

c.	Initial Payments and Transfers. For each Transaction, on the Start Date, Purchaser shall (i) pay the Initial Payment Amount to Seller and (ii) pay the Residual Amount to Seller by, on behalf of Seller, Transferring such Residual Amount to the Seller, and such Residual Amount will be posted as Collateral by Seller.

d.	Delivery Shortall Penalty and Delivery Excess Payment. In the event of a Delivery Shortfall with respect to any Day, on the next Day Seller shall pay to Purchaser the Delivery Shortfall Penalty. In the event of a Delivery Excess with respect to any Day, on the next Day Purchaser shall pay to Seller the Delivery Excess Payment. In the event that Seller owes one or more Delivery Shortfall Penalties while Purchaser simultaneously owes one or more Delivery Excess Payments to Seller (e.g., as a result of the Minimum Payment Amount), such amounts shall offset each against each other and result in one net amount that is by one Party to the other Party (such amount, the “Net Excess/Shortfall Amount”). Seller shall effect payment of any Net Excess/Shortfall Amount that it owes by separately paying the Net Excess/Shortfall Amount or any remaining amount thereof to Purchaser. Purchaser shall effect payment of any Net Excess/Shortfall Amount that it owes to Seller by Transferring Bitcoin to the Seller, where it will become property of Seller.

e.	Calculation and timing. On each Day, the Calculation Agent shall calculate the amount of the Daily Delivery Return Amount, Adjusted Daily Delivery Return Amount, and/or Net Excess/Shortfall Amount (as applicable) based on values calculated as of 23:59:59 UTC on the previous Day. The Calculation Agent shall perform the calculation and inform the Parties of the result by 10:00 AM New York time on each Day.

f.	Payment and Transfer Deadline. Purchaser shall pay the Initial Transfer Payment and any Net Excess/Shortfall Amount and Transfer the Daily Delivery Return Amount or Adjusted Daily Delivery Return Amount (in each case, as applicable) and Seller shall pay the Delivery Shortall Penalty (if any) by 4:00 PM New York time on the applicable Day (the “Settlement Time”); provided that, (i) Transfer of the Daily Delivery Return Amount or Adjusted Daily Delivery Return Amount is subject to the Minimum Transfer Amount provisions set forth below, (ii) payment of the Delivery Shortfall Penalty and Delivery Excess Payment is subject to the Minimum Payment Amount provisions set forth below, and (iii) payment of the Delivery Shortfall Penalty shall not be considered late if Purchaser fails to make a Transfer of the Delivery Shortfall Penalty.

g.	Minimum Transfer Amount. Notwithstanding the foregoing, the Parties agree that the Transfer of the Daily Delivery Return Amount or Adjusted Daily Delivery Return Amount shall not be required unless and until the Daily Delivery Return Amount or Adjusted Daily Delivery Return Amount, or the sum of any previously unsatisfied Daily Delivery Return Amounts or Adjusted Daily Delivery Return Amounts, equals or exceeds 1 BTC (the “Minimum Transfer Amount”); provided that, (i) once the Minimum Transfer Amount has been exceeded, Purchaser shall be required to Transfer the Daily Delivery Return Amount(s) or Adjusted Daily Delivery Return Amount(s) in full, (ii) the Minimum Transfer Amount shall be 0 BTC (A) with respect to all Transactions upon the occurrence of an Event of Default in which Purchaser is the Defaulting Party and (B) with respect to a particular Transaction upon the completion or termination of such Transaction.

h.	Minimum Payment Amount. Notwithstanding the foregoing, the Parties agree that the payment of any Net Excess/Shortfall Amount shall not be required unless and until the Net Excess/Shortfall Amount equals or exceeds 1 BTC (the “Minimum Payment Amount”); provided that, (i) once the Minimum Payment Amount has been exceeded, the applicable Party shall be required to pay the Net Excess/Shortfall Amount in full and (ii) the Minimum Transfer Amount shall be 0 BTC (A) with respect to all Transactions upon the occurrence of an Event of Default in which the Defaulting Party owes the Net Excess/Shortfall Amount and (B) with respect to a particular Transaction upon the completion or termination of a Transaction.

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i.	Final Return of Collateral. Upon the completion of a Transaction, If all of Seller’s obligations to Purchaser with respect to a Transaction shall have been satisfied and any excess Collateral with respect to such Transaction remains in the possession of Purchaser, Purchaser shall Transfer such excess Collateral to Seller.

4.	Sub-account. The Purchaser agrees to purchase and take delivery of Hashrate from the Seller, and the Seller agrees to sell and make delivery of the Hashrate from the Sub-accounts in each individual Confirmation.

5.	Financing Statements. Seller hereby authorizes Purchaser’s request for financing statements deemed necessary by Purchaser to maintain Purchaser’s confidence of continued business operations.

6.	Continued Business Operations. Seller agrees to continue its normal business operations, including engaging in Bitcoin Mining and to diligently engage in activity that generates Daily Delivery Quotas, from the Start Date through the End Date, as specified in each individual Confirmation.

7.	Performance Monitoring. The parties agree to monitor the Hashrate performance during the term of each Confirmation. Seller shall provide Purchaser periodic updates on the Hashrate output any other relevant performance metrics as mutually agreed upon by the parties.

8.	Insurance. Seller shall obtain and maintain, at its own expense, insurance in respect of the Mining Equipment against loss or damage to such Mining Equipment including coverage for fire, theft, earthquake, flooding and such other risks of loss as are customarily covered by insurance on such type of Mining Equipment, and the amount of insurance at any time covering damage to or loss of Mining Equipment shall not be less than $25 million.

9.	Calculation Agent. All calculations with respect to the Transactions under this Master Agreement shall be performed by the Calculation Agent. The “Calculation Agent” means Purchaser unless (i) a different person is specified as the Calculation Agent in the Confirmation for the relevant Transaction or (ii) Purchaser is a Defaulting Party, in which case Seller or a reputable institution appointed by Seller shall be the Calculation Agent. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. If one Party disputes a particular determination or calculation made by the Calculation Agent, each Party agrees to be bound by the determinations and calculations of a leading, independent institution that is not an affiliate of either Party, selected by agreement between the parties within one Business Day of such disagreement (the “Substitute Calculation Agent”), whose fees and expenses shall be met equally by both parties. If the Parties are unable to agree on a Substitute Calculation Agent, each of the Parties shall elect an independent institution and such two dealers shall agree on a third institution, who shall be deemed to be the Substitute Calculation Agent.

10.	Representations. On the Effective Date and the date of entering into each Transaction, each Party represents and warrants to the other Party that:

a.	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

b.	it has all regulatory authorizations necessary for it to legally perform its obligations under this Master Agreement and each Transaction;

c.	the execution, delivery and performance of this Master Agreement and each Transaction are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it;

d.	this Master Agreement, each Transaction, and each other document executed and delivered in accordance with this Master Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, subject to any Equitable Defenses;

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e.	it is not Bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming Bankrupt;

f.	there is not pending or, to its knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Master Agreement and each Transaction;

g.	no Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Master Agreement and each Transaction;

h.	it is acting for its own account, has made its own independent decision to enter into this Master Agreement and each Transaction and as to whether this Master Agreement and each such Transaction is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Master Agreement and each Transaction; and

i.	the material economic terms of each Transaction are subject to individual negotiation by the Parties.

11.	Limitation of Liability. In addition, and without prejudice to any other right or remedy which either Party may have (whether at law or otherwise), each Party shall not be liable in any respect for any loss or damage suffered by the other Party unless such loss or damage was caused by such Party’s gross negligence or willful misconduct. Neither Party shall be liable for any special, indirect, incidental, consequential, or punitive damages, whether such damages are incurred or experienced as a result of entering into or relying on this Agreement or otherwise, even if such Party has been advised of the possibility of such damages.

12.	Indemnification. In addition and without prejudice to any other right or remedy which either Party may have (whether at law or otherwise), Seller shall defend, indemnify and hold harmless Purchaser, its directors, officers, employees, and agents, from and against all claims, demands, proceedings, suits, and actions and all liabilities, expenses, reasonable attorney’s fees (including fees and costs incurred in enforcing Purchaser’s right to indemnification), and all costs in connection therewith or arising under this Agreement or Seller’s Default, negligent, dishonest, fraudulent, or criminal act, error or omission.

13.	Negative Deviations in the Ordinary Course Not Cause for Default. The Parties acknowledge that, in the Seller’s ordinary course of business, the Payment Amount may be lower than the expected Payment Amount. These negative deviations may be due to a temporary reduction in the Daily Hashrate, which itself might occur due to operational incidents (e.g., power outages or maintenance) or changes in hardware (e.g., breakdowns or upgrades). The Parties agree that such negative deviations based on temporary reductions in the Daily Hashrate, so long as written notice is provided, and they are not directly or indirectly caused by the Seller, and the average Daily Hashrate allocated to the sub-account, within a 48-hour period, is greater than or equal to the amount agreed upon in the Confirmation, shall not give rise to default under this Agreement.

14.	Delivery Shortfall. In the event of a Delivery Shortfall, occurring over a period greater than 24 hours, the Purchaser reserves the right to pause all payouts from the Seller's Sub-account, as defined in each Confirmation, and any other Sub-accounts on Luxor Pool, until such time as the Delivery Shortfall is rectified and the account is replenished with sufficient funds or assets to meet the payout obligations.

a.	Upon the Purchaser's determination that the Delivery Shortfall has been cured and the Sub- account have been adequately replenished, the Purchaser shall promptly release the pause on all Sub-account payouts, and normal payout procedures shall resume.

b.	The Seller has no right to adjust or remove any of the assets within the Sub-account(s) nor change any of the Sub-account(s) settings until such time as the Delivery Shortfall is rectified and the account is replenished with sufficient funds or assets to meet the payout obligations.

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15.	Events of Default. An “Event of Default” shall mean, with respect to a Party (a “Defaulting Party”), the occurrence of any of the following:

a.	With respect to Seller, the occurrence of a Delivery Shortfall where such Delivery Shortfall is not excused by Purchaser’s failure to perform and Seller fails to pay the Delivery Shortfall Penalty (or the Net Excess/Shortfall Amount) within 48 hours of the Settlement Time; provided that, it shall not be an Event of Default if the failure to pay the Delivery Shortfall Penalty (or the Net Excess/Shortfall Amount) results from the failure of Purchaser to instruct a Transfer of Collateral;

b.	With respect to Purchaser, the failure to (x) pay the Initial Payment Amount or Excess Delivery Payment (or the Net Excess/Shortfall Amount) in full or (y) Transfer the Daily Delivery Return Amount or Adjusted Daily Delivery Return Amount, in each case within 48 hours of the Settlement Time;

c.	any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated;

d.	the failure to perform any material covenant or obligation set forth in this Master Agreement if such failure is not remedied within three (3) business days after written notice;

e.	such Party becomes Bankrupt; or

f.	such Party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Master Agreement to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other Party.

16.	Remedies Upon an Event of Default.

a.	Declaration of an Early Termination Date and Calculation of Net Termination Payment. If an Event of Default with respect to a Defaulting Party shall have occurred and be continuing, the other Party (the “Non-Defaulting Party”) shall have the right (i) to designate a day, no earlier than the Day such notice is effective and no later than three (3) Days after such notice is effective, as an early termination date (“Early Termination Date”) to accelerate all amounts owing between the Parties and to liquidate and terminate all, but not less than all, Transactions (each referred to as a “Terminated Transaction”) between the Parties, (ii) withhold any payments due to the Defaulting Party under this Master Agreement and (iii) suspend performance. The Non-Defaulting Party shall act as the Calculation Agent and calculate the Termination Payment for each such Terminated Transaction as of the Early Termination Date and the Net Termination Payment, as further set forth below.

b.	Net Termination Payment. If an Event of Default has occurred and the Non-Defaulting Party has declared an Early Termination Date, the Non-Defaulting Party shall calculate the “Net Termination Payment”, which is equal to:

(i)  the sum of (x) all Termination Payments that are due to Purchaser, plus (y) any unpaid Net Excess/Shortfall Amount that is due to Purchaser, plus (z) all other amounts that may be payable to Purchaser pursuant to the Master Agreement; minus

(ii)  the sum of (x) all unsatisfied Initial Payment Amounts, Daily Delivery Return Amounts, Adjusted Daily Delivery Return Amounts and any Net Excess/Shortfall Amount that are due to the Seller under all Transactions, plus (y) all other amounts that may be payable to Seller pursuant to the Master Agreement.

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If the result of the above calculation of the Net Termination Payment is a positive number, the Termination Payment shall be owed by Seller and due and payable to Purchaser, and if the result of the above calculation of the Net Termination Payment is a negative number, the absolute value of the Net Termination Payment shall be owed by Purchaser due and payable to Seller.

c.	Notice of Net Termination Payment. As soon as practicable after a liquidation, notice shall be given by the Non-Defaulting Party to the Defaulting Party of the amount of the Net Termination Payment and whether the Net Termination Payment is due to or due from the Non-Defaulting Party. The notice shall include a written statement explaining in reasonable detail the calculation of such amount. The Net Termination Payment shall be made by the Party that owes it within two (2) Business Days after such notice is effective.

d.	Disputes With Respect to Net Termination Payment. If the Defaulting Party disputes the Non-Defaulting Party’s calculation of the Net Termination Payment, in whole or in part, the Defaulting Party shall, within two (2) Business Days of receipt of Non-Defaulting Party’s calculation of the Net Termination Payment, provide to the Non-Defaulting Party a detailed written explanation of the basis for such dispute; provided, however, that if the Net Termination Payment is due from the Defaulting Party, the Defaulting Party shall first Transfer Bitcoin to the Non-Defaulting Party in an amount equal to the undisputed portion of the Net Termination Payment.

e.	Satisfaction of the Net Termination Payment. If Seller owes the Net Termination Payment to Purchaser, such Net Termination Payment shall be satisfied (i) first, by (x) Purchaser assuming possession of any Collateral remaining and/or (y) if Purchaser is the Non- Defaulting Party, Purchaser setting off any amounts owed to Seller pursuant to subsection below and (ii) second, by Seller separately paying the remainder (if any) of the Net Termination Amount to Purchaser.

f.	Closeout Setoffs. After calculation of a Net Termination Payment in accordance with the above, if the Defaulting Party would be owed the Net Termination Payment, the Non- Defaulting Party shall be entitled, at its option and in its discretion, to set off against such Net Termination Payment any amounts due and owing by the Defaulting Party to the Non- Defaulting Party under any other agreements, instruments or undertakings between the Defaulting Party and the Non-Defaulting Party. The remedy provided for in the previous sentence shall be without prejudice and in addition to any right of setoff, combination of accounts, lien or other right to which any Party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

g.	Suspension of Performance. Notwithstanding any other provision of this Master Agreement, if an Event of Default shall have occurred and be continuing, the Non-Defaulting Party, upon written notice to the Defaulting Party, shall have the right (i) to suspend performance under any or all Transactions; provided, however, in no event shall any such suspension continue for longer than three (3) Days unless an Early Termination Date shall have been declared and notice thereof pursuant to Section 15 given, and (ii) to the extent an Event of Default shall have occurred and be continuing to exercise any remedy available at law or in equity.

h.	Final Return of Collateral. Upon the termination of all Transactions, If all of Seller’s obligations to Purchaser with respect to all Transactions shall have been satisfied and any excess Collateral with respect to such Transactions remains in the possession of Purchaser, Purchaser shall Transfer such excess Collateral to Seller.

17.	Term and Termination. The term of this Master Agreement shall commence on the Effective Date and shall remain in effect until terminated by either Party upon (thirty) 30 days’ prior written notice; provided, however, that neither Party may terminate this Master Agreement during the Delivery Period of any Transaction and no termination of this Master Agreement shall affect or excuse the performance of either Party under any provision of this Master Agreement that by its terms survives any such termination and, provided further, that this Master Agreement and any other documents executed and delivered hereunder shall remain in effect with respect to the Transaction(s) entered into prior to the effective date of such termination until both Parties have fulfilled all of their obligations with respect to such Transaction(s), or such Transaction(s) that have been terminated under this Master Agreement.

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18.	Confidentiality. This Master Agreement, all Transactions subject to this Master Agreement, each Confirmation, all communications relating to any of the foregoing, and any and all other information provided by a Party or its Representative to the other Party or its Representative (collectively, “Confidential Information”) shall be kept in strict confidence and shall not be disclosed without the express written consent of the other Party. Information prohibited from disclosure by this Section shall exclude information that (i) becomes public knowledge through no fault of the receiving Party or its Representatives, (ii) was already in the possession of the disclosing Party and not subject to an obligation of confidentiality, or (iii) was independently acquired or developed by the receiving Party without violating any of the confidentiality obligations hereunder. Notwithstanding the foregoing, Confidential Information may be disclosed (i) to a Party’s affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such person or its affiliates; (iii) to the extent required by applicable laws or rules or by any subpoena or similar legal process or request by a regulator having jurisdiction over the party; (iv) in connection with the exercise of any remedies hereunder or any action or proceeding relating to the Agreement or the enforcement of rights hereunder; or (v) as may be furnished to a Party’s Representatives who shall be required to keep the information that is disclosed in confidence; (vi) with the written consent of the other Party.

19.	Disclaimer of Reliance. In connection with all aspects of the Agreement, Seller acknowledges and agree that: (i) any Transaction between the parties is an arm’s-length commercial transaction between the parties, and Seller is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of this Agreement and the Transactions, (ii) in connection with this Agreement and any Transaction, Purchaser is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for Seller or any of its affiliates, equity holders, directors, officers, employees, creditors or any other Party, (iii) none of Purchaser, any of its affiliates, or any of its or their Representatives has assumed or will assume an advisory, agency or fiduciary responsibility in Seller’s or any of its affiliates’ favor with respect to the Agreement or any Transaction (irrespective of whether any such person has advised or is currently advising Seller or its affiliates on other matters) and Purchaser has no obligation to any person with respect to this Agreement or any Transaction except those obligations expressly set forth in the Agreement, (iv) Purchaser and its affiliates may be engaged in a broad range of transactions that involve interests that differ from Seller’s and its affiliates and neither Purchaser nor any of its affiliates shall have any obligation to disclose any of such interests, and (v) none of Purchaser, its affiliates, and its and their Representatives has provided, or will provide, any legal, accounting, regulatory, tax or other advice with respect to the Agreement or any of the Transactions and Seller has consulted its own advisors to the extent it has deemed appropriate. Seller hereby waives and releases, to the fullest extent permitted by law, any claims that Seller or any of its affiliates may have against Purchaser, its affiliates, and its and their Representatives with respect to any breach or alleged breach of agency or fiduciary duty. Nothing contained in the Agreement shall constitute a solicitation, recommendation, endorsement, or offer by Purchaser or any third-party service provider to buy or sell any asset or other financial instrument.

20.	Intellectual Property Rights. Purchaser retains all rights, titles, and interests to its own intellectual property, including all copyrights, inventions, trademarks, designs, domain names, know-how, trade secrets, and other intangible property and other rights in Purchaser’s products and services.

21.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accor- dance with the laws of the State of Delaware, without giving effect to its principals of conflicts of laws. Each Party agrees to submit any dispute arising out of this Agreement to the exclusive jurisdiction of, and expressly consents to the venue in, the state and/or federal court(s) located in Delaware. Each Party waives any objection to venue that such Party may have pursuant to the doctrine of forum non conveniens.

22.	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THE AGREEMENT OR ANY TRANSACTION.

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23.	No Joint Venture. By entering into the Agreement, neither Party is establishing any joint venture, partnership, agency or any similar relationship or entity with one another, or their respective affiliates or Representatives, and nothing contained in the Agreement shall be deemed to constitute a joint venture, partnership, or agency agreement among them for any purposes, including, but not limited to, federal income tax purposes. Additionally, no prior, present, or subsequent conduct, communication or public press release by the parties (nor any prior, present or subsequent conduct or communication or public press release of either Party with any other person) shall be interpreted as creating such a relationship or expressing an intent to create such relationship. In performing any of their obligations hereunder, the parties shall be independent contractors and shall discharge their contractual obligations at their own risk.

24.	No Third-Party Rights. This Agreement is not intended to grant any third-party rights, whether as a third-party beneficiary or otherwise.

25.	Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, the validity or enforceability of the remaining provisions and conditions shall not be affected thereby.

26.	Entire Agreement. This Master Agreement, including any Confirmation executed hereunder, constitutes the entire agreement between the parties with respect to the purchase and sale of Hashrate between them and supersedes all prior negotiations, understandings, or agreements, whether written or oral with respect thereto. Each Confirmation executed under this Master Agreement shall be subject to the terms and conditions contained herein, unless explicitly stated otherwise.

27.	Amendments. This Agreement shall not be amended or modified in any way except in writing signed by an authorized representative of each Party.

[Signature page follows]

10

IN WITNESS WHEREOF, the Parties have executed this Master Hashrate Purchase and Sale Agreement as of the date first written above.

Seller

BitMine Immersion Technologies, Inc.

By: /s/ Jonathan Bates

Name: Jonathan Bates

Title: CEO

Purchaser

LUXOR TECHNOLOGY CORPORATION

By: /s/ Matthew Williams

Name: Matthew Williams

Title: Head of Derivatives

Exhibit A

(Form of Confirmation)

Confirmation to Master Hashrate Purchase and Sale Agreement

Execution Date: 11/14/2024

Seller: BitMine Immersion Technologies, Inc.

Purchaser: LUXOR TECHNOLOGY CORPORATION

1100 Bellevue Way NE

Suite 8A #514

Bellevue, WA 98004 US

This Confirmation is entered into pursuant to that certain Master Hashrate Purchase and Sale Agreement and confirms the terms and conditions of a Transaction between Seller and Purchaser. Seller and Purchaser are each referred to in this Confirmation individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Confirmation and not otherwise defined herein shall have the meaning specified for such terms in the Master Hashrate Purchase and Sale Agreement and this Confirmation is subject to all the terms and conditions of the Master Hashrate Purchase and Sale Agreement.

THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS CONFIRMATION REPRESENTS A PURCHASE AND SALE TRANSACTION.

1. Transaction Terms

Start Date:	UTC 00:00:00 on November 15, 2024
End Date:	UTC 23:59:59 on November 14, 2025
Duration:	365 Days
Luxor Pool Sub-account(s):	bitminesophie; tstt; bitmine
Daily Hashrate:	90 PH/s
Transaction Value:	16.425 Bitcoin
Units:	32,850
Unit Hashprice:	0.0005
Initial Payment Amount (Transaction Value – Residual Amount):	8.6930955 BTC or $765B,i8tc6o1i.n71 USD
Residual Amount:	7.7319045 Bitcoin
Daily Delivery Quota:	90 PH x Hashprice
Settlement Currency:	Bitcoin

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Confirmation as of the Execution Date first written above.

Seller

BitMine Immersion Technologies, Inc.

By:

Name: Jonathan Bates

Title: CEO

Purchaser

LUXOR TECHNOLOGY CORPORATION

By:

Name: Matthew Williams

Title: Head of Derivatives

Signature Page to Confirmation

Exhibit B

Luxor Hashprice Index Methodology

Where,

h = latest block height

d = network difficulty

b = block subsidy

t = transaction fees

n = 144 = lookback period (number of blocks) included in the index

The daily settlement rate is the average of each 15 second interval during the UTC day.

Luxor’s Bitcoin Hashprice Index uses spot prices from four US- based cryptocurrency exchanges to account for USD conversion.

The final spot price is calculated using the following methodology:

1.	Calculate the trailing 30-minute volume weight by constituent market.
2.	For each constituent market, get all trades within the last minute and exclude trades that deviate two standard deviations or more from the observed constituent market mean. Indices without a trade within the last minute are excluded. With the clean dataset, compute the median per constituent market.
3.	The final value for the computation interval is the mean of the 30-minute rolling volume weighted average medians obtained in the previous step.

Constituent markets include Kraken, Gemini, Coinbase

Exhibit C

Luxor Bitcoin Hashprice Forwards - Margin Requirements, Policies, and Procedures

[Upon Request - Separately Attached]